Exhibit 10.2
Unity Software Inc.
CEO Severance Plan
1.Purpose. Unity Software Inc., a Delaware corporation, (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its Subsidiaries (as defined in Section 2 hereof) and the Company’s stockholders. Therefore, the Board has determined that the Unity Software Inc. CEO Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Chief Executive Officer (the “CEO”) to his assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the CEO’s employment with the Company.
2.Definitions. The following terms shall be defined as set forth below:
(a)“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)“Administrator” means the Board or a committee thereof.
(c)“Base Salary” shall mean the higher of (i) the annual base salary in effect immediately prior to the Date of Termination or (ii) the annual base salary in effect for the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs.
(d)“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:
(i) the Covered Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Subsidiary documents or records;
(ii) the Covered Executive’s material failure to abide by the Company’s Code of Conduct or other material written policies of which the Covered Executive has been made aware (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any Subsidiary, as applicable);
(iii) the Covered Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Subsidiaries (including, without limitation, the Covered Executive’s improper use or disclosure of Company or Subsidiary confidential or proprietary information);
(iv) the Covered Executive’s willful and repeated failure or inability to perform any reasonable assigned duties after written notice from the Company (or its Subsidiary, as applicable) of, and a reasonable opportunity of not less than 20 days to cure, such failure or inability;
(v) any material breach by the Covered Executive of any employment or service agreement between the Covered Executive and the Company (or its Subsidiary, as applicable), after written notice from the Company (or its Subsidiary, as applicable) of, and a reasonable opportunity of not less than 20 days to cure, such breach; or
(vi) the Covered Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Covered Executive’s ability to perform his or her duties with the Company (or its Subsidiary, as applicable).

No act shall be deemed “willful” for purposes of this Plan unless done, or failed to be done, by the Covered Executive in bad faith and without the Covered Executive’s reasonable expectation that such act or failure to act was in the best interests of the Company. Further, no act shall be deemed “willful” for purposes of this Plan if done or failed to be done by the Covered Executive on the advice of Company legal counsel.
(e) “Change in Control” shall mean a “Change in Control”, as defined in the Stock Plan.
(f) “Change in Control Period” shall mean the period beginning on the date three months prior to a Change in Control and ending on the one-year anniversary of the Change in Control.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
(h)“Covered Executive” shall mean the CEO.
(i)“Date of Termination” shall mean the date that the Covered Executive’s employment with the Company (or its Subsidiary or successor, as applicable) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, the Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company or becoming an employee of any Subsidiary.
(j)“Disability” shall mean “Disability”, as defined in the Stock Plan.
(k)“Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events:
(i) a material diminution in the Covered Executive’s annual base salary other than across the board decreases in annual base salary of not more than 10% similarly affecting all executives of the Company (or its Subsidiary, as applicable);
(ii) the Company (or its Subsidiary, as applicable) requiring the Covered Executive to relocate (other than for travel incident to the Covered Executive’s performance of his or her duties on behalf of the Company (or its Subsidiary, as applicable)) a distance of more than fifty (50) miles from the Covered Executive’s current principal place of business;
(iii) The Company (or its Subsidiary, as applicable) materially breaches any written agreement between the Company (or its Subsidiary, as applicable) and the Covered Executive or
(iv) any material diminution in the Covered Executive’s position, responsibilities, authority, title or duties, including without limitation (i) any requirement that the Covered Executive report to any person(s) other than the Board; (ii) the Covered Executive ceasing to serve as the senior-most executive officer of the Company or, following a Change in Control, the ultimate parent entity of any acquiring or surviving entity or (iii) that the Covered Executive serve as the Chief Executive Officer (or in any other capacity) of a company the shares of which are not listed for trading on a national securities exchange.
(l)“Good Reason Process” shall mean:
(i) the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;
(ii) the Covered Executive notifies the Company (or its Subsidiary, as applicable) in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition;
(iii) the Covered Executive cooperates in good faith with the Company’s, its Subsidiary’s or the Company’s successor’s, as applicable, efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition;
(iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and

(v) the Covered Executive terminates his or her employment and provides the Company, its Subsidiary or the Company’s successor, as applicable, with a Notice of Termination with respect to such termination, each within sixty (60) days after the end of the Cure Period.
If the Good Reason condition is cured during the Cure Period, Good Reason shall be deemed not to have occurred.
(m)“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of the Covered Executive’s employment and the Date of Termination.
(n)“Participation Agreement” shall mean an agreement between the Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.
(o)“Public Offering” shall mean the consummation of the first public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Company’s equity securities, as a result of or following which the Company’s common stock shall be publicly held.
(p)“Qualified Termination Event” shall mean (i) a termination of the Covered Executive’s employment by the Company (or its Subsidiary, as applicable) other than for Cause, death or Disability or (ii) the Covered Executive’s resignation from the Company (or its Subsidiary, as applicable) for Good Reason.
(q) “Restrictive Covenants Agreement” shall mean the Employee Non-Disclosure and Assignment Agreement or similar agreement entered into between the Covered Executive and the Company.
(r)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
(s)“Stock Plan” means the Unity Software Inc. 2020 Equity Incentive Plan, as amended from time to time.
(t)“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a fifty (50) percent interest, either directly or indirectly.
3.Administration of the Plan.
(a)Administrator. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:
(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;
(ii) determine the benefits to which the Covered Executive may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;
(iii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;
(iv) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(v) decide all disputes arising in connection with the Plan; and
(vi) otherwise supervise the administration of the Plan.

4.Eligibility. The Covered Executive shall be eligible to participate in the Plan effective as of his commencement of employment with the Company without any further action required by the Covered Executive.
5.Termination Benefits Generally. In the event the Covered Executive’s employment with the Company or any of its Subsidiaries is terminated for any reason, the Company (or its Subsidiary, as applicable) shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy (or a Subsidiary policy, as applicable), accrued but unused vacation or leave entitlement, and any vested benefits the Covered Executive may have under any employee benefit plan of the Company or its Subsidiary, as applicable, in accordance with the terms and conditions of such employee benefit plan (collectively, the “Accrued Benefits”), within the time required by law but in no event more than sixty (60) days after the Date of Termination.
6.Termination Not in Connection with a Change in Control. If the Covered Executive has been continuously employed and in good standing as a Covered Executive for at least six months, then in the event of a termination of the Covered Executive’s employment by the Company or any of its Subsidiaries other than for Cause, death or Disability, at any time other than during the Change in Control Period, with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement in a form and manner satisfactory to the Company, containing, among other provisions, a general release of claims in favor of the Company, its Subsidiaries and related persons and entities, and confidentiality, return of property, non-disparagement and reaffirmation of the Restrictive Covenants Agreement provisions (but not providing for any new, additional or modified restrictive covenants beyond those set forth in the Restrictive Covenants Agreement) (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than sixty (60) days after the Date of Termination, and subject to the Covered Executive complying with the Separation Agreement and Release, the Company or its Subsidiary, as applicable, shall:
(a)cause any outstanding and unvested equity award that has a time-based vesting requirement due to vest in the next twelve (12) months to become fully time vested for that time-based requirement. If such an outstanding and unvested award also requires the completion of specific performance conditions, those performance conditions must still be met by the time of termination in order for the Covered Executive to fully vest in the performance condition of the equity award; and
(b)pay the Covered Executive an amount equal to twelve (12) months’ Base Salary plus (ii) the full amount of the Covered Executive’s annual target bonus in effect immediately prior to the Date of Termination; and
(c)if the Covered Executive was participating in the Company’s (or its Subsidiary’s, as applicable) group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company (or its Subsidiary, as applicable), shall pay to the Covered Executive a lump sum cash payment in an amount equal to the monthly employer contribution that the Company (or its Subsidiary, as applicable), would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company (or its Subsidiary, as applicable) for twelve (12) months after the Date of Termination, based on the premiums as of the Date of Termination.
1. The amounts payable under Sections 6(b) and (c) shall be paid out in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of such 60-day period. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.Termination in Connection with a Change in Control. In the event a Qualified Termination Event occurs within the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution and non-revocation of the Separation Agreement and Release, all within the time period set forth in the Separation Agreement and Release, but in no event more than sixty (60) days after the Date of Termination, the Company or its Subsidiary, as applicable, shall:
(a)cause one hundred percent (100%) of any then outstanding and unvested equity awards held by the Covered Executive to immediately become fully vested as to any time-based or performance-based conditions of the award. Note that any performance conditions of any outstanding and unvested equity awards (which, for the avoidance of doubt, does not include any liquidity conditions) will be deemed satisfied at the target level specified in the terms of the applicable award agreement; and
(b)pay the Covered Executive an amount equal to the sum of (i) twelve (12) months’ Base Salary plus (ii) one hundred percent (100%) of the Covered Executive’s annual target bonus in effect immediately prior to the Qualified Termination Event (or the Covered Executive’s annual target bonus in effect immediately prior to the Change in Control, if higher); and
(c)if the Covered Executive was participating in the Company’s (or its Subsidiary’s, as applicable) group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company (or its Subsidiary, as applicable), shall pay to the Covered Executive a lump sum cash payment in an amount equal to the monthly employer contribution that the Company (or its Subsidiary, as applicable), would have made to provide health insurance to the Covered Executive if the Covered Executive had remained employed by the Company (or its Subsidiary, as applicable) for twelve (12) months after the Date of Termination, based on the premiums as of the Date of Termination.
2. The amounts payable under Sections 7(b) and (c) shall be paid out in a lump sum within sixty (60) days after the Date of Termination or the Change in Control, if later; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of the 60-day period. For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 and no Covered Executive shall be entitled to the severance pay and benefits under both Section 6 and 7 hereof.
8.Additional Limitation.
(a)Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company (or its Subsidiaries, as applicable), to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then (i) if the Company has not consummated a Public Offering, (A) the Aggregate Payments payable to such Covered Executive under this Plan shall be reduced (but not below zero) to the extent necessary so that the maximum Aggregate Payments shall not exceed the Threshold Amount (the “Reduction Amount”), and (B) the Company shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A 7 of Treasury Regulations Section 1.280G-1 with respect to such Reduction Amount, and if such requirements are satisfied then such Reduction Amount shall become payable hereunder as if subsection (A) above had not applied thereto, and (ii) if the Company has consummated a Public Offering, the Aggregate Payments shall be reduced (but not below zero) by the Reduction Amount; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of such reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Section 8, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes. For purposes of this Section 8, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such other time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Executive.
9.Restrictive Covenants Agreement. As a condition to participating in the Plan, each Covered Executive shall continue to comply with the terms and conditions contained in the Restrictive Covenants Agreements or similar agreement entered into between the Covered Executive and the Company and such other agreement(s) as designated in the applicable Participation Agreement. If the Covered Executive has not entered into a Restrictive Covenants Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.
10.Withholding. All payments made by the Company (or its Subsidiary, as applicable) under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
11.Section 409A.
(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Covered Executive’s separation from service, or (ii) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company (or its Subsidiaries, as applicable), or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)The Company and its Subsidiaries make no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
12.Notice and Date of Termination.
(a)Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company (or its Subsidiary, as applicable) to the Covered Executive or vice versa in accordance with this Section.
(b)Notice to Covered Executive or the Company. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Covered Executive at the last address the Covered Executive has filed in writing with the Company (or its Subsidiary, as applicable), or to the Company at the following physical or email address:
Unity Software Inc.
Attention: Anirma Gupta
30 3rd Street
San Francisco, CA 94103
anirma.gupta@unity3d.com
13.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company (or its Subsidiary, as applicable) under this Plan.
14.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company (or its Subsidiary, as applicable) and the Covered Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Covered Executive’s death after a termination of employment but prior to the completion by the Company (or its Subsidiary, as applicable) of all payments due to him or her under this Plan, the Company (or its Subsidiary, as applicable) shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company (or its Subsidiary, as applicable) prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).

15.Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company or any of its Subsidiaries, including, without limitation, any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company (or its Subsidiary, as applicable) and the Covered Executive.
18.No Contract of Employment. Nothing in this Plan shall be construed as giving the Covered Executive any right to be retained in the employ of the Company or any of its Subsidiaries or shall affect the terms and conditions of the Covered Executive’s employment with the Company or any of its Subsidiaries.
19.Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of the Covered Executive without the Covered Executive’s written consent.
20.Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to the conflict of laws principles.
21.Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
22.Effectiveness and Term. The CEO Severance Plan is effective as of May 15, 2024 (the “Effective Date”).